Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Smart Modular Technologies (WWH), Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Smart Modular Technologies (WWH), Inc., to be filed on or about February 8, 2006, of our report dated October 18, 2005, relating to the consolidated balance sheets of Smart Modular Technologies (WWH), Inc. and subsidiaries as of August 31, 2005 and 2004, and the related consolidated and combined statements of operations, business/shareholder’s equity and other comprehensive income (loss), and cash flows for the year ended August 31, 2005, the period from January 28, 2004 (inception) to August 31, 2004 (Successor Business), the period from September 1, 2003 to April 16, 2004, and the year ended August 31, 2003 (Predecessor Business), and the related financial statement schedule, which report appears in the prospectus filed pursuant to Rule 424 of the Securities Act of 1933, dated February 2, 2006 and filed on February 3, 2006.

/s/ KPMG LLP
Mountain View, California
February 8, 2006